Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-7350, 33-8418, 33-35561, 33-36092, 33-40275,
33-56417, 33-56411, 33-56413, 33-16701, 333-55982 and 333-90702) of Dreyer's
Grand Ice Cream, Inc. of our report dated February 13, 2002, except for Note 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - GOODWILL, DISTRIBUTION RIGHTS AND OTHER INTANGIBLES and ACCOUNTING FOR CONSIDERATION GIVEN BY A VENDOR TO A CUSTOMER (INCLUDING A RESELLER OF THE VENDOR'S PRODUCTS) which are as of September 20, 2002, relating to the financial statements, which appears in the Current Report on Form 8-K of Dreyer's Grand Ice Cream, Inc. dated November 5, 2002.




/s/  PRICEWATERHOUSECOOPERS LLP


San Francisco, California
November 5, 2002